UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

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The following is a communication posted on Lyondell's internal website to all employees.

To:                 All Employees

Subject:         Lyondell-Basell Merger Q&A

Date:              August 17, 2007

The following questions have come in to the “questions” email box during the past few weeks.  Please continue to submit your questions and we will periodically issue Q&A documents to help answer them. The first part of this document addresses questions of interest to all employees, and the second part addresses questions specific to U.S. compensation and benefits.

Q. How will Basell finance the deal? There’s been some speculation that financing will be difficult.

A.  Basell has fully committed financing for the deal, although the ultimate structure of the financing is yet to be determined. More details about financing arrangements are contained in Lyondell’s preliminary proxy statement filed with the SEC on Aug. 14 and available on our web site (Investor Relations> Financial Information> SEC Filings).

Q. Isn’t the company going to have a large amount of debt to support?

A.  Today, both Basell and Lyondell generate significant cash flows, and both are leaders in their areas. At closing, our combined company will have even greater breadth and portfolio diversification that can further enhance the stability of our financial results. Lyondell and Basell have strong histories of demonstrating the fiscal discipline necessary to accomplish debt reduction, and we have no doubt that the combined company can support this transaction.

Q. Regarding the "no contact" rule, does this extend to accessing or registering on the Basell portal to find or receive information about their products and technology?

A.  Accessing or registering on Basell’s website is not an issue. However, employees cannot begin contacting their counterparts at Basell outside of the transition planning process that has been established. For now it is business as usual, and no other contacts should be made.

Q. After the deal closes, will we continue using our current resident contractors?

A.  We are early in the process of planning for transition activities. As work progresses and our planning effort take shape, we’ll keep you informed, but we have not yet addressed this issue. In the meantime, our most important job is to keep our businesses running – and to keep our focus on safety and reliability.

Q. Will there be any special process that employees will need to go through to continue their employment with Lyondell at closing?

A.  No. The employment of those working for Lyondell and its subsidiaries upon the Closing Date will automatically continue without additional process or paperwork. And if your position requires certification, the current processes will continue.

_________________________________________________

U.S. Benefits Questions and Answers

For Active U.S. Non-Represented Employees of Lyondell Chemical Company, Equistar Chemicals, LP, Houston Refining LP and Millennium Specialty Chemicals, Inc.

Many of the benefit-related questions that have been submitted to the “questions” mailbox concern the future of the Lyondell benefit programs, such as “Will my health insurance plans change and will the cost go up?”, “What is going to happen with our pensions and will we still have retirement health benefits?” and “For those of us who were planning on retiring before 65, will we still have our health benefits?”  As we indicated in prior communications, Lyondell and Basell have agreed that through Dec. 31, 2008, Lyondell benefit opportunities will, in the aggregate, be materially no less favorable than the Lyondell benefits immediately prior to the close. That means that adjustments could be made, but as a whole, benefit plans will be no less favorable in the aggregate.  This includes current retiree medical benefits. We will inform you of any changes well in advance of their implementation.

Other questions have been submitted regarding the Basell suite of benefits such as “I would like to know if Basell offers a pension plan and a 401(k) plan” and “What type of medical insurance coverage does Basell have?”  We cannot comment on the benefits currently offered to Basell employees. However, we can tell you that one of the guiding principles of the merger integration effort is to identify the best practices and strengths within each of the companies and to build on those strengths to create a greater, even stronger, global leader.  There is no presumption about how future plans for the newly combined company will be designed, so taking time to educate employees about current or past Basell plans would not be very helpful.

It is too early to tell what the impact of the merger will be, if any, on your current benefits programs. The only thing that has been decided so far is that, through 2008, your compensation and benefit opportunities in the aggregate will be no less favorable than they are today. We have not had any detailed discussions with Basell on the benefit programs for the future, including the vendors who provide services (such as Fidelity or Aetna).  As these discussions take place and as decisions are made, we will not only communicate well in advance of any changes, but also confirm where no changes are planned.

Q. I have heard that if a company is sold, employees can transfer their pension plan lump sum to either the 401(k) plan or they can roll it over to an IRA account and still keep working. Is this true?

A.   No. The sale of a business does not necessarily trigger a distribution from a pension plan. In most cases, you can only receive a benefit upon termination, retirement or death. In this specific situation, you will not be eligible to receive a distribution from any of the Lyondell, Equistar, Houston Refining or Millennium qualified pension or savings plans as a result of the transaction.

Q. What will happen with employees’ Lyondell stock? Will the stock be bought by Basell?
A. At closing, Basell is purchasing all Lyondell stock at $48 per share. They will own all of it, and Lyondell will become a private company (i.e., Lyondell’s stock will no longer be publicly traded).

Q:  I was wondering about the share price quoted for the sale.  Is that share price for the shareholders on record on the day of the announcement or is that the price guaranteed on the day the sale is finalized?

A. All outstanding shares of Lyondell stock on the closing date (not the announcement date) will be purchased at $48 per share on the closing date.

Q. Can I purchase Lyondell stock today, at today’s price, and at closing be paid the Closing Offer price?

A.   Subject to Lyondell's existing Insider Trading Policy and pre-clearance procedures, you can do anything with Lyondell stock that you normally would do, and on the closing date Basell will purchase all outstanding shares at $48 per share. There are procedures that you may follow to reduce the likelihood that you will be viewed as engaged in insider trading.  Certain employees may be informed by the General Counsel's office that they are required to comply with these procedures on a permanent or temporary basis.  However, even if you are not informed that you are required to comply with these procedures, following these procedures may assist you in complying with our policy against insider trading.  To learn more, read the Insider Trading Policy and FAQs on ION under “Gf> Policies.”

Q.Regarding the Lyondell stock pay out to cash at closing, what does this mean for the Lyondell stock in the 410(k) plan?  Will we get a check at closing from Fidelity for our full Lyondell stock amount in the 401(k) plan without fees?

A.  .No, you will not get a check from Fidelity for the proceeds of your Lyondell stock held in the 401(k) plans. At closing, all Lyondell stock in the 401(k) plans (including stock purchased with employee contributions and stock from the company match) will automatically convert to cash, without any action required by you. Once converted to cash, the funds will be invested in a default fund within the 401(k) plan. You will then be able to move the funds to any other 401(k) funds of your choice. The default fund will be determined and communicated at a later date.  Since the proceeds of the stock sale remain in the 401(k) plan, there are no current tax consequences.

Q.  Currently dividends earned on Lyondell stock in our 401(k) in 2007 would be held until the following year 2008 and distributed if certain IRS requirements are met.  How will the dividends be handled if the Basell-Lyondell deal closes before year end?

A:  The 2007 dividends that currently are being held in the Lyondell 401(k) plan are being held in a money market fund, and each quarter’s dividends are added to that fund as they are paid.  Once the merger closes, there will be no further dividends added to the money market fund.  Early in 2008, the company will determine if IRS requirements have been met and whether the dividends can be distributed from the plan. If the dividends can be distributed, those participants who have elected dividend payout (and remember that payout must be elected; reinvestment is the default) will receive a check for the dividends sometime in early March.  If the dividends can not be distributed, they will be held in the plan.  However, rather than being reinvested in Lyondell stock (since there will no longer be any Lyondell stock in the plan), the dividends will be invested in a default fund which will be identified and communicated at a later date.

Q. Will this merger affect the insurance coverage for our retired employees?

A.  Retirees who are currently covered under a Lyondell retiree medical program will continue to have similar benefits through 2008.  This does not mean that premiums will remain the same for 2008; premiums are determined each year, based on the experience of the prior year.  After 2008, we do not know if there will be any changes to retiree medical for current or future retirees.

Q.  Assuming I retire after the transition but during 2008, will the Lyondell retiree medical plan be based on your Lyondell service or would it fall under the new company plan?  If I work another five years for the new company, would I still be eligible for medical under Lyondell retirement plan?

A.  If you retire in 2008, your eligibility for the Lyondell retiree medical program will be based on your service at the time of retirement.  We do not know what will be in place in five years so we cannot answer the second part of your question.

Q. What effect will this merger have on the ex-Millennium employees’ pension status with Lyondell?
A. Any pensions previously earned cannot be taken away – please refer to “Proposed Lyondell-Basell Transaction Pension and 401(k) Information” published on ION for more pension information.

Q.  Some people nearing retirement are wondering whether the GATT law will affect the availability of pension lump sum pay outs. Also, will the change in ownership of the company affect the company’s experience level?

 A.  Please read the “Proposed Lyondell - Basell Merger Pension and 401(k) Information” posting on ION for more information about the pension plans.  Each time someone retires, we have a shift in the level of experience for that position.  We do not feel that the transaction will affect replacement worries any more or less than the current levels of replacement we are experiencing.

Q. What is the percentage of funding in both Lyondell and Equistar retirement plans at this time?

A:  We have been making significant voluntary contributions to our plans during the past year, above and beyond what is required by law. Subsequently, the Lyondell, Equistar and Millennium pension plans are adequately funded under current regulations. In fact, during the first 6 months of 2007 we made $92 million of voluntary pension contributions, and in 2006 we made $210 million in total pension contributions. Although we will not be able to determine the exact funded percent at 1/1/2007 until the IRS publishes regulations providing the details of those calculations, we fully expect that the plans will continue to be sufficiently funded to continue to pay lump sums.

The information presented in the narrative and answers above are brief summaries and do not replace the official documents that legally govern the Plans' operation. To determine specific rights and benefits if there is any conflict between this information and the official Plan documents, the full terms of the official Plan documents, as they now exists or as they may exist in the future, will always govern. The company has the right to change or terminate any plan at any time. Any information presented in this document is pursuant to and contingent on the pending merger between Lyondell and Basell.

Additional Information and Where to Find It

In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.